Exhibit 99.1

First Citizens Banc Corp
100 East Water Street,
Sandusky, Ohio 44870-2514
419-625-4121
www.fcza.com	December 22, 2008
To our Shareholders:
You should have recently received proxy materials for the Special Meeting to be held on January 5, 2009, at which you will be asked to consider and vote upon the adoption of a proposed amendment to our articles of incorporation that would authorize us to issue preferred shares. If adopted, the proposed amendment to our articles would permit us to participate in the US Treasury’s TARP Capital Purchase Program. With the encouragement of our banking regulators, we have applied and received preliminary approval to sell up to $23,184,000 of senior preferred shares to the Treasury under this program.
The Treasury’s program is being used to strengthen healthy institutions, and they are the only ones who have been offered the opportunity to participate. Since we cannot know how long the current economic problems will last or how serious they will get, we believe that it is prudent to consider the option. The availability of the additional capital may also make it possible to take advantage of opportunities that may arise due to the weakness of others. Our plan would be to quickly put the money received from the Treasury to work to make it self-sustaining.
I have received several questions about the effect that participation in the program will have on dividends. Acceptance of the Treasury investment does not prohibit the payment of dividends on our common shares but will limit our maximum per share dividend to $.15 per quarter for three years. Increases in our quarterly dividend above this amount would require the approval of the Treasury. Like debt payments, the dividends payable on the senior preferred shares issued to the Treasury would need to be paid before the payment of common share dividends. Again, we believe the benefits of additional capital and liquidity outweigh the short term restrictions.
To preserve the possibility of accepting the Treasury funding, we need your vote in favor of the amendment to the articles. As indicated in the proxy materials previously mailed to you, your Board of Directors recommends that you vote “FOR” the adoption of the proposed amendment to the articles.
I also want to inform you that we are presently reviewing the value of the goodwill on our books. Over several years, as we made acquisitions, accounting rules have required that we record as goodwill the difference between the market value of the stock issued to make the acquisition and the book value of the assets acquired. In those better times in the market, market values were substantially higher than book values, which provided greater purchasing power in the transactions. The result has been the recording of over $65,000,000 in goodwill on our books.
(continued on reverse side)

Accounting rules require that we review the value of this goodwill periodically, and we are in the process of completing such a review. Since the value of everything is down, we anticipate that this review may lead to a significant write-down in the value of the goodwill on our books. It is important to remember that writing down goodwill:
•	Does not affect the cash of the corporation

•	Does not affect cash earnings of the corporation

•	Does not affect your dividends

•	Does not affect the regulatory capital of the corporation
The goodwill adjustment will be considered for the fourth quarter 2008. I will provide additional information regarding our goodwill after the current review is completed. We have seen and expect to see more companies making such adjustments.
If you have any questions, please call. If you have any proxy questions, feel free to call Jim McGookey our corporate secretary and counsel.
Very truly yours,
/s/ James O. Miller
James O. Miller
President and CEO
Cautionary Statement Regarding Forward-Looking Information
This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements in this letter speak only as of the date of the letter, and First Citizens Banc Corp assumes no duty, and does not undertake, to update any such forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.